Contacts: Lisa Bliss	Peter Cauley	Stephen Greene
Marketing Co-ordinator	Chief Financial Officer	Brodeur Worldwide
PointBase	DataMirror	617-587-2872
408-961-1152	905-415-0310 ext. 271	sgreene@brodeur.com
Lisa.bliss@pointbase.com	pcauley@datamirror.com

PointBase Introduces Competitive Replacement Program
for Enterprise and Departmental Database Licenses

EnterPoint Program Offers Cost Savings on Upgrades, New Licenses and Maintenance

SANTA CLARA, CALIFORNIA – (March 9th, 2004)– PointBase, a division of DataMirror and the leader in Java™ data management and synchronization solutions, today announced a new competitive replacement program that provides significant cost savings on enterprise database licenses. The EnterPoint License Program, available until July 31st 2004, allows organizations to acquire an unlimited enterprise or departmental PointBase license for internal use and save on costly upgrade, maintenance and new license fees from traditional database vendors.

“Today, many CIO’s and IT executives understand they don’t need to pay the full cost of a traditional enterprise database for 30-45% of their internal applications,” says Nigel Stokes, CEO, DataMirror.  “Based onour experience in the embedded and mobile database market, we recognize the costs savings that are possible by implementing a scalable, pervasive database for internal business applications. The EnterPoint License Program lets organizations take full advantage of Java portability across their business, while allowing them to experience real cost savings, in some cases millions of dollars, on upgrades, new licenses and maintenance associated with traditional databases.  Customers understand that the portability, speed, and zero cost administration that PointBase provides can really reduce the costs of running internal applications over traditional SQL compliant databases.”

For information on PointBase’s EnterPoint License Program, call 408-961-1100   (toll free: 1-877-238-8798), or e-mail sales@pointbase.com.  PointBase Enterpoint Licenses start for as little as $100,000.

About PointBase
PointBase, a division of DataMirror, is the leading provider of Java data management and synchronization products for the embedded database and data mobility markets. PointBase’s products are used in Java server applications and are also embedded within Java applications. The company’s products are the preferred solution for Java mobile data applications found on laptops, PDAs, and other mobile devices. Customers include: Sun Microsystems, BEA Systems, and Macromedia. To learn more, visit www.pointbase.com.

About DataMirror
 DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Mobile Solutions, Inc. PointBase is a registered trademark of DataMirror Mobile Solutions, Inc. Java is a trademark of Sun Microsystems, Inc. in the United States and other countries. All other products and services mentioned are trademarks of their respective companies.